Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 of MISCOR Group, Ltd. and Subsidiaries of our report dated March 29, 2007, with respect to the consolidated balance sheets of MISCOR Group, Ltd. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2006, which appears in the December 31, 2006 annual report on Form 10-K of MISCOR Group, Ltd. and Subsidiaries.

/s/ ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania
June 14, 2007